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                                                                   EXHIBIT 10.65

                              SEPARATION AGREEMENT



        This Separation Agreement (this "Agreement") is entered into as of this 12th day of June, 2000 between John V. Cracchiolo ("Mr. Cracchiolo"), and QuadraMed Corporation, a Delaware corporation (the "Company").

        WHEREAS, Mr. Cracchiolo was employed by the Company as its President and Chief Operating Officer pursuant to the terms and conditions of that certain employment letter agreement dated April 1, 1999 between the Company and Mr. Cracchiolo (the "Employment Agreement").

        WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to transition the offices of President and Chief Operating Officer to another individual.

        WHEREAS, such transition constitutes a "Involuntary Termination" as defined in the Employment Agreement.

        WHEREAS, the Company wishes to retain Mr. Cracchiolo's services as a consultant to the Company.

        WHEREAS, Mr. Cracchiolo and the Company wish to enter into an agreement concerning his separation as the Company's President and Chief Operating Officer and his consulting arrangement with the Company.

        NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Mr. Cracchiolo and the Company agree as follows:

        1. CHANGE OF EMPLOYMENT RELATIONSHIP. The parties hereto agree that Mr. Cracchiolo's employment with the Company as its President and Chief Operating Officer will be terminated effective as of June 30, 2000. Mr. Cracchiolo further agrees that he will voluntarily resign as of June 30, 2000 as a director and/or officer of all subsidiaries or affiliates of QuadraMed Corporation for which he has served as director or officer prior to the date of this Agreement and as a Trustee of the Company's pensions plans. The Employment Agreement is hereby terminated and canceled effective as of June 30, 2000, with no compensation, benefits, damages, obligations or other payments owing to Mr. Cracchiolo thereunder (other than as specifically set forth in this Agreement).

        2. CONSULTING SERVICES. The parties hereby agree that Mr. Cracchiolo will provide consulting services to the Company as requested from time to time through and including October 31, 2000, wherein he will respond to inquiries from the Company's Chief Executive Officer and Chief Financial Officer and provide such executive officers


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with the benefit of his knowledge about the Company and the healthcare information industry. The Company agrees to compensate Mr. Cracchiolo for consulting services provided hereunder at the rate of $150 per hour.

        3. CONSIDERATION TO MR. CRACCHIOLO. The Company shall make the following payments and provide the following additional benefits and consideration to Mr. Cracchiolo, subject to Section 7 hereof:

           (a) SEVERANCE BENEFIT. As payment in full of its obligations under the Employment Agreement to pay severance benefits upon an Involuntary Termination, immediately upon execution of this Agreement by Mr. Cracchiolo the Company will pay to Mr. Cracchiolo, a lump sum equal to $687,500 on June 30, 2000, and will continue for a period of 12 months after June 30, 2000 all life, health and disability plan participation, benefit plans and other coverages to which Mr. Cracchiolo and his dependents are currently entitled. The Company and Mr. Cracchiolo acknowledge and agree that the amount of severance benefit payable pursuant to Section 3(a) is less than the severance benefit required by the terms of the Employment Agreement, and Mr. Cracchiolo waives any right to payment of any increased amount.

           (b) RESTRICTED SHARES. With respect to the 60,000 restricted shares of Common Stock of the Company granted to Mr. Cracchiolo by the Company in October 1998 as to which, as of the date of termination of the Employment Agreement, applicable restrictions and repurchase rights had not terminated (the "Restricted Shares"), all restrictions or repurchase rights with respect to all such Restricted Shares shall be deemed to have lapsed, and promptly after execution and delivery of this Agreement and the Exhibits attached hereto the Company shall deliver to Mr. Cracchiolo certificates representing such shares, such certificates to be without any legends or other restrictions that, subject to any limitation imposed by law on Mr. Cracchiolo's sale or other transfer of such shares, would preclude Mr. Cracchiolo's immediate sale or other transfer of such shares.

           (c) OPTIONS. The parties hereto agree and acknowledge that the Company records reflect that Mr. Cracchiolo has currently outstanding options (the "Options") to purchase a total of 270,000 shares of Common Stock of the Company pursuant to the terms and conditions of the Company's 1996 Stock Incentive Plan, as amended and the Company's 1999 Stock Incentive Plan, 201,765 of which will vest, and 68,235 of which will remain unvested as of June 30, 2000. All of Mr. Cracchiolo's unvested stock options shall automatically accelerate and vest as of the date of this Agreement such that each such option will be immediately exercisable and will remain exercisable for the full term of the applicable option agreement.

           (d) INDEMNIFICATION; D&O INSURANCE. Notwithstanding his termination of employment with the Company, Mr. Cracchiolo (i) shall continue to be entitled to indemnification in accordance with the Certificate of Incorporation (as amended) and the Bylaws of the Company in effect at any time and Mr. Cracchiolo's Indemnification


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Agreement with the Company, and (ii) shall remain covered under the Company's
Directors' and Officers' Insurance ("D&O Insurance") policy until December 31, 2007 with respect to acts occurring prior to termination of Mr. Cracchiolo's service as a member of the Board, and the Company agrees that such D&O Insurance policy shall have policy limits at least as high as the Company's existing policy.

           (e) STOCK EXCHANGE DEFERRED COMPENSATION PLAN. Mr. Cracchiolo's interest in the QuadraMed Corporation Stock Exchange Deferred Compensation Plan shall vest in full immediately in accordance with the terms of that plan. Mr. Cracchiolo hereby acknowledges and agrees that his transition from the offices of both President and Chief Operating Officer and the modification of his employment arrangement contained herein shall not be treated as an Involuntary Termination as defined in the Stock Exchange Deferred Compensation Plan. Accordingly, amounts due Mr. Cracchiolo pursuant to the Stock Exchange Deferred Compensation Plan shall not be payable immediately, but, instead, shall be payable to Mr. Cracchiolo in accordance with the terms of such plan.

           (f) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Effective as of June 30, 2000 and concurrently with payment of the severance compensation referenced in
Section 3(a) above, Mr. Cracchiolo hereby irrevocably agrees that he shall forfeit all rights to payment of any kind under the QuadraMed Corporation Supplemental Executive Retirement Plan, and Mr. Cracchiolo further acknowledges and agrees that his transition from the offices of both President and Chief Operating Officer will not be treated as an Involuntary Termination as defined in such Supplemental Executive Retirement Plan.

           (g) EXPENSE REIMBURSEMENT. Mr. Cracchiolo will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by Mr. Cracchiolo in the performance of his employment or consulting duties hereunder, provided Mr. Cracchiolo furnishes the Company with vouchers, receipts and other substantiation of such expenses in accordance with Company policies.

           (h) SPLIT-DOLLAR LIFE INSURANCE. The Company will continue to pay premiums with respect to Mr. Cracchiolo's split-dollar life insurance arrangement.

           (i) TAX EFFECT OF PAYMENTS.

               (1) GROSS-UP PAYMENT. In the event that it is determined, pursuant to a binding settlement with the Internal Revenue Service (the "IRS") or pursuant to a judgment of a court of law the time for appeal of which has expired, that any payment or distribution of any type to or of for Employee's benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as


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amended (the "Code") and regulations thereunder) or by any affiliate of such person pursuant to the terms of this Agreement (the "Total Payments") is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to herein as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes imposed upon the Gross-Up Payment, including any excise tax imposed by
Section 4999 of the Code, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments.

               (2) DETERMINATION OF LIABILITY. In the event that the IRS asserts, or threatens to assert, that any of the Total Payments hereunder is subject to Excise Taxes, the Employee shall promptly notify the Company in writing of such assertion or threatened assertion. The Company shall thereupon have the exclusive right and obligation to control, defend, settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding with respect to such assertion or threatened assertion by the IRS. The Employee agrees to cooperate fully with the Company in such regard (including, without limitation, through the sharing of records and the execution by the Employee of any documents or forms, such as powers of attorney, as shall be reasonably requested by the Company).

               (3) CALCULATION OF AMOUNT. In the event that the parties hereto are unable to agree as to the amount of the Gross-Up Payment due to Employee pursuant to this Section 4, the parties hereto hereby agree that the amount of the Gross-Up Payment shall be determined by the independent accounting firm then serving as the Company's auditors at the Company's expense.

               4. SERVICES. Through and including December 31, 2000, the Company shall provide Mr. Cracchiolo with Company sponsored voice mail and e-mail services.

               5. NON-SOLICITATION AND NON-DISPARAGEMENT. Until June 30, 2000, and one (1) year thereafter, Mr. Cracchiolo will not directly or indirectly (i) solicit any Company employee, independent contractor or consultant to leave the Company's employ or otherwise terminate such person's relationship with the company for any reason or interfere in any other manner with the employment or other relationships at the time existing between the Company and its current employees, independent contractors or consultants, (ii) solicit any of the Company's customers for products or services substantially similar to those offered by the Company, or (iii) disparage the Company or any of its stockholders, directors, officers, employees or agents.

               6. OWNERSHIP RIGHTS. All materials, ideas, discoveries and inventions pertaining to the Company's business or clients, including (without limitation) all patents and copyrights, patent applications, patent renewals and extensions and the names, addresses and telephone numbers of customers, will belong solely to the Company. All materials, ideas, discoveries and inventions which Mr. Cracchiolo may devise,


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conceive, develop or reduce to practice (whether individually or jointly with others) during the time Mr. Cracchiolo serves as a director of the Company will be the sole property of the Company and are hereby assigned by Mr. Cracchiolo to the Company, except for any idea, discovery or invention (i) for which no Company equipment, supplies, facility or trade secret information is used, (ii) which is developed entirely on Mr. Cracchiolo's Mr. Cracchiolo's own time and
(iii) which neither (a) relates at the time of conception or reduction to practice, to the Company's business or any actual or demonstrably-anticipated research or development program of the Company nor (b) results from any work performed by Mr. Cracchiolo for the Company. The foregoing exception corresponds to the assignment of inventions precluded by California Labor Code Section 2870, attached as Exhibit "A." Mr. Cracchiolo will, at all times whether during or after the term of this Agreement, assist the Company, at the Company's sole expense, in obtaining, maintaining, defending and enforcing all legal rights and remedies of the Company, including, without limitation, patents, copyrights and other proprietary rights of the Company. Such assistance will include (without limitation) the execution of documents and assistance and cooperation in legal proceedings.

        7. RELEASES. As a condition to Mr. Cracchiolo's entitlement to the compensation, payments and benefits provided for in Section 3 hereof, on June 30, 2000, Mr. Cracchiolo shall have executed and delivered to the Company a release in the form attached hereto as Exhibit "B" (the "Release"), and such Release shall have become irrevocable. If Mr. Cracchiolo exercises his right to revoke the Release in accordance with the terms thereof, then this Agreement shall become null and void ab initio. The Company shall execute and deliver to Mr. Cracchiolo a release in the form attached hereto as Exhibit "C" (the "Company Release").

        8. COOPERATION AND ASSISTANCE. Mr. Cracchiolo acknowledges that he may have historical information or knowledge that may be useful to the Company in connection with current or future legal, regulatory or administrative proceedings. Mr. Cracchiolo will cooperate with the Company in the defense or prosecution of any such claims that relate to events or occurrences that transpired during Mr. Cracchiolo's employment with the Company or service as a director of the Company. Mr. Cracchiolo's cooperation in connection with such claims or actions shall include being reasonably available, subject to his other business and personal commitments, to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and with reasonable advance notice to Mr. Cracchiolo. The Company shall reimburse Mr. Cracchiolo for any out-of-pocket expenses, including the reasonable fees of Mr. Cracchiolo's personal attorney, which he incurs in connection with such cooperation. The Company shall pay Mr. Cracchiolo additional compensation in the amount of $150 per hour for his cooperation in accordance with this Section 8.

        9. RETURN OF PROPERTY. Except as otherwise provided in this Section 9, Mr. Cracchiolo expressly agrees that, upon his execution of this Agreement, he will return to the Company all property of the Company including, but not limited to,


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any and all files, computers, computer equipment and software and diskettes, documents, papers, records, accords, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the Company or their customers or operations. Mr. Cracchiolo affirms that he has not retained and will not retain copies of any such property or other materials. Notwithstanding the foregoing, Mr. Cracchiolo shall not be required to return the desktop and laptop computer and accessories therefor that are currently in his Company office, his cell phone (so long as he remains employed by the Company in any capacity), his rolodexes, personal diaries and correspondence, or his philanthropic correspondence.

        10. NON-DISCLOSURE. Under Mr. Cracchiolo's Proprietary Information Agreement with the Company, a copy of which is attached to this Agreement as Exhibit "D," and under applicable trade secret law, Mr. Cracchiolo is obliged to keep in confidence all trade secrets and proprietary and confidential information of the Company, whether patentable or not which he learned or of which he became aware or informed during his employment by the Company (except to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information), and not to directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any such information. Both under such Proprietary Information Agreement and under applicable law, such obligations continue not only while Mr. Cracchiolo is employed by the Company, but after cessation of that employment. In amplification and not in limitation of the foregoing, Mr. Cracchiolo acknowledges that during his employment with the Company, he has or may have acquired proprietary and confidential knowledge and information of the Company, including, but not limited to, software, products, "know-how" and other technical data belonging to or relating to the Company, and the identity of customers and suppliers of the Company and the quantities of products ordered by or from and the prices paid by or to those customers and suppliers. In addition, Mr. Cracchiolo has also acquired similar confidential knowledge and information belonging to customers of the Company and provided to the Company in confidence under written and oral secrecy agreements. Mr. Cracchiolo agrees to abide by the terms and conditions of the Proprietary Information Agreement and of this
Section 10 both during his employment by the Company and thereafter. Anything to the contrary notwithstanding, this Section 10 shall not apply to any knowledge or information that has become generally known in the industry or by the public (other than through a breach of this Agreement by Mr. Cracchiolo).

        11. NO ADMISSION. Nothing in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company or Mr. Cracchiolo and the parties agree that neither this Agreement nor any of the terms or conditions contained herein may be used in any future dispute or proceeding except


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one to enforce the terms of this Agreement.

        12. TAX AND WITHHOLDING. Any federal, state and/or local income, personal property, franchise, excise or other taxes owed by Mr. Cracchiolo as a result of the payments or benefits provided under the terms of this Agreement shall be the sole responsibility and obligation of Mr. Cracchiolo. The parties hereto agree and acknowledge that Company shall have the right to withhold from any payments made to Mr. Cracchiolo any and all amounts that are necessary to enable the Company to satisfy any withholding or other tax obligation that arises in connection with such payments or benefits, and the Company shall report any such amounts that it determines are compensation income on a Form W-2.

        13. NO ORAL MODIFICATION. This Agreement may not be changed orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.

        14. RESOLUTION OF DISPUTES. Any disputes under or in connection with this Agreement shall, at the election of either party, be resolved by arbitration, to be held in San Francisco, California in accordance with the rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Each party shall bear its own costs, including but not limited to attorneys' fees, of the arbitration or of any litigation arising out of this Agreement.

        15. SEVERABILITY. In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

        16. GOVERNING LAW. This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the State of California and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

        17. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and (ii) with respect to Mr. Cracchiolo, his executors, administrators, heirs and legal representatives.

        18. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.


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        19. ACKNOWLEDGMENT OF KNOWING AND VOLUNTARY RELEASE; REVOCATION RIGHT.
Mr. Cracchiolo certifies that he has read the terms of this Agreement. The execution hereof by Mr. Cracchiolo Mr. Cracchiolo shall indicate that this Agreement conforms to Mr. Cracchiolo's understandings and is acceptable to him as a final agreement. It is further understood and agreed that Mr. Cracchiolo has had the opportunity to consult with counsel of his choice, that he has in fact consulted with his own counsel with respect to this Agreement, and that he has been given a reasonable and sufficient period of time of no less than 21 days in which to consider and return this Agreement.

        20. NOTICES. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at 22 Pelican Way, San Rafael, California 94901, and to Employee at his most recent address reflected in the permanent Company records. Copies of each such notice delivered by either the Company or Employee shall be provided to each current member of the Board at each such director's current address as listed in the Company's records.

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        IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date first above written.



                                        QUADRAMED CORPORATION



                                        By:   /s/   James D. Durham
                                              ---------------------------------
                                        Name:  James D. Durham
                                              ---------------------------------
                                        Title:  Chairman
                                              ---------------------------------






                                            /s/  John V. Cracchiolo
                                        ---------------------------------------
                                        John V. Cracchiolo





                    [SIGNATURE PAGE TO SEPARATION AGREEMENT]